EXHIBIT 10.15
ENCORE WIRE CORPORATION
INCENTIVE STOCK OPTION AGREEMENT
     THIS AGREEMENT, made as of this _____ day of ______________, by and between Encore Wire Corporation, a Delaware corporation (the “Company”), and ______________________ (“Employee”);
W I T N E S S E T H:
     WHEREAS, the Board of Directors of the Company has determined that it is desirable to grant an option under the Encore Wire Corporation 2010 Stock Option Plan (the “Plan”) to Employee, who is currently employed by the Company or an Affiliate of the Company; and
     WHEREAS, the Board of Directors of the Company has selected Employee to participate in the Plan by the grant of a stock option which is intended to qualify as an incentive stock option under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended;
     NOW, THEREFORE, the Company and Employee hereby agree as follows:
     1. Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings assigned to such terms in the Plan, and the following terms shall have the following meanings, respectively:
(a)	“Affiliate” shall have the meaning set forth in Section 2(a) of the Plan and shall include any party now or hereafter coming within that definition.

(b)	“Change in Control” means a change in control of the Company after the date of this Agreement in any one of the following circumstances: (i) any person shall have become the beneficial owner of or shall have acquired, directly or indirectly, securities of the Company representing 50% or more (in addition to his current holdings) of the combined voting power of the Company’s then outstanding voting securities without prior approval of at least two-thirds of the members of the Board of Directors of the Company in office immediately prior to such person’s attaining such percentage interest; (ii) the Company is a party to a merger, consolidation, sale of assets, or other reorganization, or a proxy contest, as a consequence of which the members of the Board of Directors of the Company in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

(c)	“Common Stock” shall have the meaning set forth in Section 2(e) of the Plan.

(d)	“Fair Market Value” shall have the meaning set forth in Section 2(i) of the Plan.
     2. Option. The Company hereby grants to Employee the option to purchase, as hereinafter set forth, ________ shares of the Common Stock of the Company at a price of $_________ per share, for a period commencing on the date provided in Section 4 hereof and terminating on the first to occur of (i) the expiration of ten years from the date of this Agreement, or (ii) when the employment of Employee by the Company or any of its Affiliates terminates for any reason, subject, however, to the following:
(a)	if said employment terminates less than ten years from the date hereof other than by reason of death or Employee’s becoming permanently and totally disabled as defined in Section 2(b) below, then Employee may exercise this option, to the extent he was entitled to do so at the date of termination of employment, at any time within three months after such termination, but not after the expiration of the ten-year period;

(b)	if said employment terminates less than ten years from the date hereof by reason of Employee’s becoming permanently and totally disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), then Employee (or Employee’s legal representative if Employee is legally incompetent) may exercise this option, to the extent he was entitled to do so at the date of such termination, at any time within one year after such termination but not after the expiration of the ten-year period; and

(c)	if said employment terminates less than ten years from the date hereof by reason of Employee’s death, then the executor or administrator of Employee’s estate or anyone who shall have acquired this option by will or pursuant to the laws of descent and distribution may exercise this option, to the extent Employee was entitled to do so on the date of his death, at any time within one year after such death but not after the expiration of the ten-year period.
Notwithstanding any other provision of this Agreement, the option granted hereunder shall terminate immediately upon the Employee’s termination of employment on account of fraud, dishonesty or the performance of other acts detrimental to the Company. A transfer of employment without interruption of service between or among the Company and any of its Affiliates shall not be considered a termination of employment for purposes of this Agreement. This option is intended to qualify as an incentive stock option as defined in Internal Revenue Code Section 422.
     3. Exercise During Employment. Except as provided in Section 2 hereof, this option may not be exercised unless Employee is at the time of exercise an employee of the Company or an Affiliate.
     4. Vesting. Subject to the provisions of Sections 2 and 3 hereof, this option may only be exercised in accordance with the following:
(a)	a number of whole shares of Common Stock which does not exceed twenty percent of the shares of Common Stock in respect of which this option is granted may be purchased in whole at any time, or in part from time to time, on or after the first anniversary of the date of this Agreement;

(b)	an additional number of whole shares of Common Stock which does not exceed twenty percent of the shares of Common Stock in respect of which this option is granted may be purchased in whole at any time, or in part from time to time, on or after the second anniversary of the date of this Agreement;

(c)	an additional number of whole shares of Common Stock which does not exceed twenty percent of the shares of Common Stock in respect of which this option is granted may be purchased in whole at any time, or in part from time to time, on or after the third anniversary of the date of this Agreement;

(d)	an additional number of whole shares of Common Stock which does not exceed twenty percent of the shares of Common Stock in respect of which this option is granted may be purchased in whole at any time, or in part from time to time, on or after the fourth anniversary of the date of this Agreement; and

(e)	the remaining shares of Common Stock in respect of which this option is granted may be purchased in whole at any time, or in part from time to time, on or after the fifth anniversary of the date of this Agreement;
provided, however, that notwithstanding the foregoing vesting schedule, all remaining shares of Common Stock in respect of which this option is granted that have not otherwise vested pursuant to this Section 4 shall immediately vest and may be purchased in whole at any time, or in part from time to time, within the time periods permitted under Section 2, upon the earlier of the following: (i) in the event of a Change in Control, or (ii) Employee’s termination of employment with the Company and its Affiliates on or after the date Employee has attained age 60 and reached the 10th anniversary of his or her most recent date of hire with the Company and its Affiliates.
     5. Manner of Exercise and Payment. This option may be exercised by written notice signed by the person entitled to exercise the same and delivered to the President of the Company or sent by United States registered mail addressed to the Company (for the attention of the President) at its corporate office in McKinney, Texas. Such notice shall state the number of shares of Common Stock as to which the option is exercised and shall be accompanied by the full amount of the purchase price of such shares. The purchase price for the option shares may be paid in cash or, in whole or in part, by the surrender of issued and outstanding shares of Common Stock of the Company already owned by the Employee held for at least six months free of any restrictions which shall be credited against the purchase price at the Fair Market Value of the shares surrendered on the date of exercise of the option. In addition, with the approval of the 2010 Stock Option Plan Committee, the exercise price may be paid by delivery to the Company or its designated agent of an irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares with respect to which the option is exercised and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price and any required withholding taxes.

     6. Delivery of Shares. Delivery of the certificates representing the shares of Common Stock purchased upon exercise of this option shall be made promptly after receipt of notice of exercise and payment of the purchase price and the amount of any withholding taxes to the Company, if required, provided that the Company shall have such time as it reasonably deems necessary to qualify or register such shares under any law or governmental rule or regulation that it deems necessary or desirable.
     7. Adjustments. In the event that, before delivery by the Company of all the shares of Common Stock in respect of which this option is granted, the Company shall have effected a Common Stock split or dividend payable in Common Stock, or the outstanding Common Stock of the Company shall have been combined into a smaller number of shares, the shares of Common Stock still subject to this option shall be increased or decreased to reflect proportionately the increase or decrease in the number of shares outstanding, and the purchase price per share shall be decreased or increased to make the aggregate purchase price for all the shares then subject to this option the same as immediately prior to such stock split, stock dividend or combination. In the event of a reclassification of the shares of Common Stock not covered by the foregoing, or in the event of a liquidation or reorganization (including a merger, consolidation, spin-off or sale of assets) of the Company or an Affiliate, the Board of Directors of the company shall make such adjustments, if any, as it may deem appropriate in the number, purchase price and kind of shares still subject to this option.
     8. Transferability. This option is not transferable otherwise than by will and the laws of descent and distribution and during the lifetime of Employee is exercisable only by Employee or, if Employee is legally incompetent, by Employee’s legal representative.
     9. Employment. As consideration for the Company’s grant of this option, Employee agrees not to leave the employ of the Company or any Affiliate voluntarily for a period of one year after the date of this Agreement. Nothing in this Agreement, however, confers upon Employee any right to continue in the employ of the Company or any Affiliate, nor shall this Agreement interfere in any manner with the right of the Company or any Affiliate to terminate the employment of Employee with or without cause at any time.
     10. Notice of Disposition. As consideration for the Company’s grant of this option, Employee agrees that if and when Employee disposes of any shares of Common Stock purchased by Employee pursuant to this option, Employee shall promptly notify the Company of such disposition, including the identity of the transferee of such shares of Common Stock and the consideration received for the transfer of such shares.
     11. Option Subject to Plan. By execution of this Agreement, Employee agrees that this option and the shares of Common Stock to be received upon exercise hereof shall be governed by and subject to all applicable provisions of the Plan.
     12. Construction. This Agreement is governed by, and shall be construed and enforced in accordance with, the laws of the State of Texas. Words of any gender used in this Agreement shall be construed to include any other gender, unless the context requires otherwise. The headings of the various sections of this Agreement are intended for convenience of reference only and shall not be used in construing the terms hereof.
     13. Application of Section 409A of the Internal Revenue Code. Options granted pursuant to this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and this Agreement shall be interpreted in a manner consistent with that intent; however, the Company makes no representation or guarantee as to the tax consequences of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

The “Company” ENCORE WIRE CORPORATION
By:
Daniel L. Jones Title: President

“Employee”

[Signature]

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